June 27, 2003

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Ladies and Gentlemen:

We have read Item 77K of Form N-SAR for the annual reporting period ended April 30, 2003 of the RBC Funds Inc. (the "Funds") and are in agreement with the statements contained therein, except that we are not in a position to agree or disagree with the Funds' statements made in
paragraph two and paragraph four.   We also have no basis to agree or
disagree with other statements of the registrant contained in the above-referenced filing.

/s/ Ernst & Young LLP